UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 28, 2011
(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

A press release made on February 28, 2011 follows:

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Client Manager & Senior Research Analyst
(425) 881-6444	(206) 450-2151
investorrelations@dataio.com	Email: dave@haydenir.com

DATA I/O ANNOUNCES OVER 40% REVENUE GROWTH,

ONGOING PROFITABILITY FOR FOURTH QUARTER AND Year 2010

Sales up 40% for fourth quarter, 42% for 2010;

 Net Income of $0.6 Million for fourth quarter, $3.0 Million for 2010

Redmond, WA, February 28, 2011 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions used in the manufacturing of flash and flash-based intelligent devices,  today announced financial results for the fourth quarter and year ended December 31, 2010.

Highlights

•         Fourth quarter 2010 revenue increased 40 percent to $6.9 million from $5.0 million in the same period last year

•         Fourth quarter 2010 net income increased to $611,000, or $0.07 per diluted share, from $6,000, or $0.00 per share, in the same period last year

•         2010 revenue increased 42 percent to $26.4 million from $18.5 million for 2009

•         2010 net income increased to $3.0 million from a net loss of $(811,000), a $3.8 million positive swing from 2009

•         Cash increased $1.4 million during the quarter to $18.9 million

Financial Results

Revenues for the fourth quarter of 2010 were $6.9 million, up 40 percent compared with $5.0 million in the fourth quarter of 2009 and $6.6 million in the third quarter of 2010.   On a product basis, the sales increase was especially strong for Data I/O’s automated systems, with that segment growing 45 percent, while non-automated systems were up 33 percent compared to the fourth quarter of 2009.  Net income in the fourth quarter of 2010 was $611,000, or $0.07 per diluted share, compared with net income of $6,000 or $0.00 per share, in the fourth quarter of 2009.

On a regional basis, Europe had the highest growth this period, with revenue growth of 72 percent over the fourth quarter of 2009 and was up 85 percent sequentially from the third quarter of 2010. Asia had revenue growth of 70 percent over the fourth quarter of 2009; however it declined 36 percent from its strong third quarter of 2010.  The Americas declined eight percent compared to the fourth quarter of 2009, particularly due to decreased sales in Mexico. Data I/O ended the quarter with a backlog of $1.6 million, compared to $1.9 million at December 31, 2009 and $1.7 million at the end of the third quarter of 2010.

Orders for the fourth quarter of 2010 were $6.6 million compared with $5.9 million in the fourth quarter of 2009.  Both Asia and Europe were very strong regions for Data I/O in the fourth quarter,” said Fred Hume, President and CEO. “In the Americas, the additional sales channels we added in the region in 2009 and 2010 are clearly generating new business for us, but were not able to offset the decline in orders in Mexico.  In addition, we witnessed a higher mix of purchases of our higher-end systems, particularly in the PS family. In our opinion, this positive trend reflects the need for meaningful capital investment on the part of the OEMs and their contract manufacturing partners to support their growing programming needs, driven by the increasingly larger file sizes associated with their software.”

Gross margin as a percentage of sales in the fourth quarter of 2010 was 56.4 percent, compared with 53.4 percent in the fourth quarter of 2009 and 57.9 percent in the third quarter of 2010.  This gross margin increase compared to the fourth quarter of 2009 was primarily due to the impact of increased sales volume relative to fixed operating costs.  The decline compared to the third quarter of 2010 was primarily due to the product and channel mix.  Operating expenses increased in the fourth quarter of 2010 compared to the same period in 2009 by $490,000.  The increase in Research and Development of $260,000 was primarily due to the use of outside resources to accelerate our growth initiatives. The increase in Sales, General and Administrative expense was related to increased use of outside professional consultants, higher compensation costs and incentive compensation based on financial results.

For the year ended December 31, 2010, revenue increased 42 percent to $26.4 million from $18.5 million for 2009 reflecting the recovery that has taken place in the electronics industry as well as the success of our FlashCORE III technology in the market.  For the year 2010 net income increased to $3.0 million, or $0.33 per diluted share, from a net loss of $(811,000), or ($0.09) per share, for 2009.  For the year, gross margin as a percentage of sales was 58.1 percent, compared with 53.7 percent in 2009.  The change in gross margin percentage was primarily due to the impact of increased sales volume relative to fixed operating costs, while lower factory variances, increased software revenues and a higher margin product mix contributed to the increase, these improvements were offset in part by the additional engineering costs associated with software development contracts.  Operating expenses increased due to commissions on higher sales volumes, higher incentive compensation based on financial results, higher compensation expense and additional use of professional consultants.  For the year 2010, net income increased to $3 million, or $0.33 per diluted share, from a net loss of $(811,000), or $0.09 per share, for 2009. The use of net operating losses in carry forward continues to result in low income tax expense related to foreign, state and federal alternative minimum taxes.

The Company’s cash position at December 31, 2010 increased $1.4 million during the quarter to $18.9 million.  Accounts receivable increased to $5.0 million at December 31, 2010 compared to $3.2 million at December 31, 2009 primarily due to the increase in sales volume, and decreased from $5.5 million at September 30, 2010 primarily due to more sales taking place early in the quarter that were able to be collected.  Inventories were at $3.6 million at December 31, 2010, down from $3.9 million at December 31, 2009 reflecting our efforts to reduce inventory levels and from $3.9 million at the end of the third quarter of 2010 due to reduced deferred revenue-related inventory.  Deferred revenue increased to $1.6 million at December 31, 2010 compared to $1.5 million at December 31, 2009 and decreased from $1.9 million at September 30, 2010.

“We are pleased to report another excellent quarter and year of meaningful progress and solid financial results,” Mr. Hume added.  “Overall, we believe that the electronics industry is continuing its recovery in 2011, and we see continued strength in global demand spread across all of our customer segments, with significant levels of activity in consumer, wireless, automotive and programming centers adding capacity.  For Data I/O, mobile devices, especially smart phones and tablets, are growing rapidly and are core drivers of our business in this early phase of the capital investment cycle. Our dominance in NAND Flash memory, particularly the new embedded flash media, has positioned us well for these segments.”

Mr. Hume continued, “Looking forward in 2011, we are committed to growing our top-line above and beyond recovery levels, and we continue to explore a range of strategic options, including acquisitions, to support this. In addition, we are excited about the investments we are making in our organic software initiative, and we expect to see a very positive impact of this effort with the commercial rollout of this product set later this year.”

Retention of TM Capital

Data I/O has retained TM Capital  as its financial advisor in connection with the Company’s evaluation of strategic alternatives.  “The principals of TM Capital bring the experience and expertise we desired to assist with developing a range strategic options for the Company,” said Fred Hume, President and CEO.

Conference Call Information

A conference call discussing the fourth quarter and 2010 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0228 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 192645.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com  to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With almost 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net Sales	$ 6,947	$ 4,956	$ 26,396	$ 18,549
Cost of goods sold	3,030	2,310	11,052	8,588
Gross margin	3,917	2,646	15,344	9,961
Operating expenses:
Research and development	1,292	1,032	4,159	4,128
Selling, general and administrative	1,959	1,729	7,685	6,489
Provision for business restructuring	-	-	-	203
Total operating expenses	3,251	2,761	11,844	10,820
Gain on sale of assets	-	20	13	35
Operating income (loss)	666	(95)	3,513	(824)
Non-operating income (expense):
Interest income	22	30	52	52
Interest expense	(2)	(4)	(11)	(21)
Foreign currency transaction gain (loss)	(46)	37	(268)	176
Total non-operating income (loss)	(26)	63	(227)	207
Income (loss) before income taxes	640	(32)	3,286	(617)
Income tax (expense) benefit	(29)	38	(274)	(194)
Net income (loss)	$ 611	$ 6	$ 3,012	$ (811)

Basic earnings (loss) per share	$ 0.07	$ -	$ 0.33	$ (0.09)
Diluted earnings (loss) per share	$ 0.07	$ -	$ 0.33	$ (0.09)
Weighted-average basic shares	9,026	8,951	8,997	8,917
Weighted-average diluted shares	9,159	9,002	9,122	8,917

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	December 31, 2010	December 31, 2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 18,942	$ 15,642
Trade accounts receivable, net of allowance for doubtful accounts of $138 and $171	4,975	3,192
Inventories	3,570	3,947
Other current assets	528	434
TOTAL CURRENT ASSETS	28,015	23,215

Property, plant and equipment – net	1,256	1,819
Other assets	153	102
TOTAL ASSETS	$ 29,424	$ 25,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,234	$ 970
Accrued compensation	1,578	1,010
Deferred revenue	1,572	1,462
Other accrued liabilities	770	714
Accrued costs of business restructuring	58	100
Income taxes payable	108	91
Current portion long-term debt	92	132
TOTAL CURRENT LIABILITIES	5,412	4,479

Long-term other payables	47	69
Long-term debt	-	90

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,027,867 and 8,955,885 shares	22,172	21,758
Accumulated earnings (deficit)	900	(2,112)
Accumulated other comprehensive income	893	852
TOTAL STOCKHOLDERS’ EQUITY	23,965	20,498
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 29,424	$ 25,136

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Data I/O Corporation

March 2, 2011                         By _/s/Joel S. Hatlen

                                                Joel S. Hatlen

                                                Vice President

                                                Chief Financial Officer